As Filed Pursuant to Rule 424(b)(2) under
the Securities Act of 1933 Registration No. 333-69516

PROSPECTUS SUPPLEMENT
(To prospectus dated October 11, 2001)

$15,000,000

5.21% Notes due September 1, 2020

We are offering $15 million of our 5.21% Notes due September 1, 2020. Interest on the notes is payable semi-annually  in arrears on March 1 and September 1 of each year, beginning on March 1, 2006, and at maturity or earlier redemption.

The notes will mature on September 1, 2020. However, we may redeem the notes, in whole or in part, at our option at any time or from time to time at the make-whole redemption price described in this prospectus supplement under the heading “Description of the Notes—Optional Redemption.”

The notes will be our unsecured obligations and will rank equally and ratably with all of our other unsecured and unsubordinated debt from time to time outstanding.

	Per Note	Total
Public Offering Price (1)	100.00%	$15,000,000
Underwriting Discount	0.70%	$105,000
Proceeds, before expenses, to us	99.30%	$14,895,000

(1)          Plus accrued interest from September 1, 2005, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that the notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company (“DTC”) on or about September 1, 2005. The notes will not be listed on any national securities exchange.

A.G. EDWARDS

The date of this prospectus supplement is August 29, 2005.

TABLE OF CONTENTS

Prospectus Supplement

We are offering the notes described in this prospectus supplement under a registration statement we filed with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-3, using a “shelf registration” process. The registration statement became effective on October 11, 2001. This prospectus supplement should be read together with the accompanying prospectus dated October 11, 2001, which was filed as part of that registration statement. You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. No one has been authorized to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the notes in any jurisdiction where the offer to sell the notes is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the SEC that is incorporated in this prospectus supplement and the accompanying prospectus by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere, or incorporated by reference, in this prospectus supplement and in the accompanying prospectus. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference into these documents.

Cascade Natural Gas Corporation

We were incorporated in the state of Washington in 1953. We distribute natural gas to customers in the states of Washington and Oregon. As of June 30, 2005, we served approximately 228,000 customers in those states. Customers in Washington account for approximately 76% of our gas distribution revenues.

As of June 30, 2005, we served approximately 197,000 residential customers, 30,300 commercial customers, and 700 industrial and other customers. Residential, commercial and most small industrial customers are generally core customers, who take traditional bundled natural gas service, including supply, peaking service and upstream interstate pipeline transportation. Non-core customers are generally large industrial and institutional customers who have chosen unbundled service, meaning that they select from among several supply and upstream pipeline transportation options, independent of our distribution service.

Our executive offices are located at 222 Fairview Avenue North, Seattle, Washington  98109. Our telephone number is (206) 624-3900.

The Offering

Issuer	Cascade Natural Gas Corporation.
Notes Offered; Interest Rate	We are offering $15,000,000 principal amount of notes, bearing interest at a rate of 5.21% per year.
Interest Payment Dates	We will pay interest on the notes semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2006.
Record Dates

We will make interest payments to the holders of notes who hold those notes as of the close of business on the fifteenth calendar day of the month immediately preceding the month in which each interest payment date falls (whether or not a Business Day, as defined below), as well as upon presentation and surrender at maturity or earlier redemption.

Date of Maturity	The notes will mature on September 1, 2020, unless redeemed or otherwise repaid prior to that date.
Use of Proceeds

We estimate that the net proceeds from the offering, after deducting the underwriting discount and expenses payable by us, will be approximately $14.7 million. We intend to use these net proceeds to repay short-term debt.

Optional Redemption

We may redeem the notes, in whole or in part, at our option at any time or from time to time at the make-whole redemption price described in this prospectus supplement under the heading “Description of the Notes—Optional Redemption.”

Ranking	The notes will be our unsecured obligations and will rank equally and ratably with all of our other unsecured and unsubordinated debt from time to time outstanding.
Trustee	The trustee under the indenture governing the notes is The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York.

Summary Financial Information
(Dollars in thousands)

The following summary financial information for the years ended September 30, 2004, 2003 and 2002 and as of September 30, 2004, has been derived from our audited financial statements, which are incorporated in this prospectus supplement and the accompanying prospectus by reference to our annual report on Form 10-K for the year ended September 30, 2004. The summary financial information for the nine months ended June 30, 2005 and 2004, and as of June 30, 2005, has been derived from our unaudited financial statements, which are incorporated in this prospectus supplement and the accompanying prospectus by reference to our quarterly report on Form 10-Q for the nine months ended June 30, 2005. The summary financial information should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements from which it has been derived and the accompanying notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus from our annual report on Form 10-K for the year ended September 30, 2004 and our quarterly report on Form
10-Q for the nine months ended June 30, 2005.

	Nine Months ended June 30,		Year ended September 30,
	2005	2004	2004	2003	2002
Statement of Income Data:
Operating revenues	$278,638	$276,416	$318,078	$302,755	$320,978
Income from operations	29,197	34,187	33,247	26,291	29,163
Net income	12,857	15,907	13,302	9,104	10,762

	At June 30, 2005
	Actual	As Adjusted(1)	Percentage As Adjusted(1)
Balance Sheet Data:
Short-Term Debt	$17,000	$2,300	0.8%
Long-Term Debt (including current maturities)	163,900	178,900	58.4%
Common Shareholders’ Equity	125,139	125,139	40.8%
Total Capitalization	$306,039	$306,339	100%

	Nine Months ended June 30,	Year ended September 30,
	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges(2)	3.25	2.61	2.06	2.27

(1)          Adjusted to reflect the issuance and sale of the notes and the application of the net proceeds of the notes as described under “Use of Proceeds.”

(2)          For purposes of computing the consolidated ratios, “earnings” represent our net income from continuing operations plus applicable income taxes and fixed charges, and “fixed charges” represent interest expense, amortization of debt discount, premium and expense, and a portion of lease payments considered to represent an interest factor.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes, after deducting the underwriting discount and expenses payable by us, will be approximately $14.7 million. We intend to apply these proceeds toward the repayment of short-term debt. As of August 19, 2005, we had approximately $19.2 million in short-term debt, bearing interest at an average annual interest rate of 4.26%. A portion of the short-term debt to be repaid was incurred to repay at maturity $5 million of medium-term notes, which matured July 1, 2005 and had an interest rate of 8.35% per year.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available at the SEC’s website at http://www.sec.gov. You may read and copy these materials at prescribed rates at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the SEC’s public reference room.

Our common stock is listed and traded on the New York Stock Exchange (symbol: CGC). Accordingly, our SEC filings and other information about us can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” certain information that we file with them separately. This means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement. Any information that we file with the SEC after the date of this prospectus supplement as part of an incorporated document will automatically update and supersede the information contained in this prospectus supplement.

We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended September 30, 2004, our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2004, March 31, 2005 and June 30, 2005, and our Current Reports on Form 8-K filed on October 5, 2004, November 8, 2004, November 24, 2004, January 14, 2005, January 25, 2005 (excluding the Form 8-K filed on this date to furnish information pursuant to Items 2.02 and 9.01), January 26, 2005, February 16, 2005, March 9, 2005, April 28, 2005, May 12, 2005, June 20, 2005 and August 1, 2005, which reports were previously filed with the SEC and contain important information about us and our financial condition.

We also incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement but prior to the termination of this offering.

You may request a copy of any document incorporated by reference, excluding exhibits (unless the exhibit is specifically incorporated by reference into the document), at no cost, by writing or telephoning Richard A. Davis, Chief Financial Officer, Cascade Natural Gas Corporation, 222 Fairview Avenue North, Seattle, Washington 98109 (telephone 206-624-3900). We make available free of charge, on or through our website, http://www.cngc.com, our annual, quarterly and current reports, and any amendments to those reports, as soon as reasonably practicable after electronically filing those reports with the SEC. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

You should only rely on the information contained in this prospectus supplement or the accompanying prospectus or any document incorporated by reference. We have not authorized anyone to provide you with any different information.

DESCRIPTION OF THE NOTES

Set forth below is a description of the specific terms of the notes. This description supplements and amends, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities”. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus, the indenture dated as of August 1, 1992, between The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York, and us (as supplemented, the “indenture”), and the officers’ certificate under the indenture pursuant to which the notes will be issued. In the event of any inconsistency between the terms of the notes as set forth in this prospectus supplement and the terms of the debt securities set forth in the accompanying prospectus, the terms of the notes as set forth below shall control. We will file a copy of the officers’ certificate as an exhibit to a Current Report on Form 8-K at or around the date of issuance of the notes.

Principal Amount, Maturity and Denominations

The notes will be issued in the initial principal amount of $15,000,000 and will be issued as a series of debt securities under the indenture. The entire principal amount of the notes, unless previously redeemed or otherwise repaid, will mature and become due and payable, together with any unpaid interest accrued to (but excluding) the maturity date, on September 1, 2020. In the event that the maturity date or any redemption date is not a Business Day, then payment of principal and any interest will be made on the next Business Day (and without any interest or other payment in respect of any such delay). The notes are available for purchase in denominations of $1,000 and integral multiples of $1,000.

Interest

Each note will bear interest at 5.21% per year from the date of original issuance, payable semi-annually in arrears on March 1 and September 1 of each year to the person in whose name the note is registered at the close of business on the fifteenth calendar day of the month immediately preceding the month in which the applicable interest payment date falls (whether or not a Business Day) and at maturity or earlier redemption, as the case may be. The initial interest payment date is March 1, 2006. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date is not a Business Day, then payment of interest will be made on the next Business Day (and without any interest or other payment in respect of any such delay). In addition, if there has been a default in the payment of interest on any note, this defaulted interest may be payable to the holder of that note as of the close of business on a special record date selected by the trustee not more than 15 days and not less than 10 days prior to the date proposed by us for payment of this defaulted interest.

Ranking

The notes will be our unsecured obligations and will rank equally and ratably with all of our other unsecured and unsubordinated debt from time to time outstanding. As of June 30, 2005, we had approximately $180.9 million of debt securities that would have ranked equally with the notes.

The notes will rank junior to any future secured debt we incur. The limitation on liens covenant described in the accompanying prospectus under “Description of Debt Securities—Limitation on Liens” will restrict our ability to create liens on our property. However, this covenant is subject to a number of important exceptions.

Optional Redemption

We may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount being redeemed on that redemption date or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the “treasury yield,” as defined below, plus 0.20%, as determined by a reference treasury dealer appointed by us for such purpose, plus, in each case, accrued and unpaid interest to the redemption date.

The notes will not be entitled to the benefit of any sinking fund, which means that we will not deposit money on a regular basis into any separate custodial account to repay your note.

We will mail notice of redemption at least 30 but not more than 60 days prior to the redemption date to each registered holder of the notes to be redeemed. However, we will not know the exact redemption price until three Business Days prior to the redemption date. Therefore, the notice of redemption will only describe how the redemption price will be calculated.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions or trust companies in The City of New York, or any place where the principal of or interest on the notes is payable, are generally authorized or obligated by law or executive order to close.

“Comparable treasury issue” means the United States Treasury security selected by an “independent investment banker,” as defined below, as having a maturity comparable to the remaining term of the notes that the independent investment banker would utilize, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable treasury price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, on the third Business Day preceding the redemption date, as set forth in the daily statistical release, or any successor release, published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release or any successor release is not published or does not contain those prices on that Business Day, (A) the average of the “reference treasury dealer quotations,” as defined below, for the redemption date, after excluding the highest and lowest reference treasury dealer quotations for the redemption date, or (B) if we obtain fewer than four reference treasury dealer quotations, the average of all the quotations which we obtain.

“Independent investment banker” means one of the “reference treasury dealers” as defined below, appointed by us.

“Reference treasury dealer” means any primary U.S. Government securities dealer in New York City selected by us.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to us by the reference treasury dealer at 5:00 p.m. on the third Business Day preceding the redemption date.

“Treasury yield” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the “comparable treasury issue,” as defined above, assuming a price for the comparable treasury issue, expressed as a percentage of its principal amount, equal to the

“comparable treasury price,” as defined above, for such redemption date. The treasury yield will be calculated on the third Business Day preceding the redemption date.

If, at the time notice of redemption is given, the redemption moneys are not held by the trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received. If the redemption notice is given and funds deposited as required by the indenture, then interest will cease to accrue on and after the redemption date on the notes or portions of notes called for redemption. If we do not deposit redemption moneys on or before the date fixed for redemption, the principal amount of the notes called for redemption will continue to bear interest at the rate indicated on the cover of this prospectus supplement until paid.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement. However, we may not use any purchased notes as a credit against any redemption obligation.

Book-Entry Only Issuance—DTC

The notes will be represented by a global security, without coupons, registered in the name of a nominee of DTC. As long as the notes are registered in the name of DTC or its nominee, we will pay principal and interest due on the notes to DTC. DTC will then make payments to its participants for disbursement to beneficial owners of the notes.

Ownership of beneficial interests in a global security will be limited to DTC participants or persons who hold interests through DTC participants. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global securities.

Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by DTC from time to time, and DTC may discontinue its operations entirely at any time.

For more information, please refer to the information under the caption “Description of Debt Securities-Global Securities-The Depository Trust Company” in the accompanying prospectus.

Notices

Any notice or demand required or permitted to be given or served by the trustee or by the holders of the notes to or on us may be given or served by postage prepaid first class mail addressed to Richard A. Davis, Chief Financial Officer, Cascade Natural Gas Corporation, 222 Fairview Avenue North, Seattle, Washington 98109.

UNDERWRITING

We intend to offer the notes through the underwriter, A.G. Edwards & Sons, Inc. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell the notes to the underwriter, and the underwriter has agreed to purchase the notes from us, at the price set forth on the cover of this prospectus supplement.

The underwriter has agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased.

The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the notes are subject to, among other things, the approval of certain legal matters by its counsel and certain other conditions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of any of those liabilities.

The underwriter has advised us that it proposes to offer the notes to the public initially at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at that price, less a concession not in excess of 0.30% of the principal amount of the notes. After the initial public offering of the notes, the public offering price and concession may be changed.

Prior to this offering, there has been no public market for the notes. The underwriter has advised us that it intends to make a market in the notes. The underwriter will have no obligation to make a market in the notes, however, and may cease market-making activities, if commenced, at any time. The notes will not be listed on any securities exchange. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price or liquidity of the notes may be adversely affected.

In connection with the offering of the notes, the underwriter may engage in over-allotment, stabilizing transactions and short covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Short covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. These stabilizing transactions and short covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

We estimate that we will incur offering expenses of approximately $195,000.

The underwriter has engaged, and in the future may engage, in investment banking transactions with, and the provision of services to, us in the ordinary course of business. It has received customary fees and commissions for these transactions.

PREFERRED STOCK PURCHASE RIGHTS

The preferred stock purchase rights described in the accompanying prospectus under the heading “Description of Common Stock—Preferred Stock Purchase Rights” expired in May 2003 and have not been renewed.

LEGAL OPINIONS

The validity of the notes will be passed upon for us by Hillis Clark Martin & Peterson, P.S., Seattle, Washington. Certain legal matters with respect to the offering of the notes will be passed upon for the underwriter by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of September 30, 2004 and September 30, 2003 and for each of the three years in the period ended September 30, 2004, incorporated in this prospectus supplement and the accompanying prospectus by reference from our annual report on Form 10-K for the year ended September 30, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated in this prospectus supplement and the accompanying prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

CASCADE NATURAL GAS CORPORATION

$150,000,000

Debt Securities

Preferred Stock

Common Stock

Cascade Natural Gas Corporation may offer and sell from time to time, in one or more offerings:

•        Debt Securities

•        Preferred Stock

•        Common Stock

The total offering price of these securities, in the aggregate, will not exceed $150,000,000. Our common stock is listed on the New York Stock Exchange under the symbol “CGC.”

Our executive offices are located at 222 Fairview Avenue North, Seattle, Washington 98109. Our telephone number is (206) 624-3900.

We will provide the specific terms of these securities in one or more supplements to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer and sell our securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including the names of any underwriters, dealers or agents and any underwriting arrangements. The “Plan of Distribution” section of this prospectus also provides more information on this topic.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 11, 2001.

ABOUT THIS PROSPECTUS AND PROSPECTUS SUPPLEMENTS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf registration” process. Under that process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000.

This prospectus provides you with a general description of the securities we may offer and sell. Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities being offered. The prospectus supplement may also add, update, or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus as to any inconsistent statement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement on Form S-3 that we have filed with the SEC. For more details about us and the securities being offered, you should refer to the registration statement and the exhibits filed with the registration statement.

FORWARD-LOOKING STATEMENTS

Our discussion in this prospectus, any prospectus supplement or any information incorporated by reference may contain forward-looking statements concerning, among other things, plans, objectives, proposed capital expenditures and future events or performance. These forward-looking statements are not guarantees of future performance. We intend such forward-looking statements, all of which are qualified by this statement, to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These statements reflect our current expectations and projections about future events and involve a number of risks and uncertainties that could cause actual results to differ, including:

•       our ability to successfully implement internal performance goals,

•       competition from alternative sources of energy,

•       consolidation in the energy industry,

•       the failure or inability of natural gas suppliers to honor their contractual commitments,

•       the capital-intensive nature of our business,

•       regulatory issues, including the need for adequate and timely rate relief to recover increased capital and operating costs resulting from customer growth, including gas costs, and to sustain dividend levels,

•       weather,

•       increasing competition brought on by deregulation initiatives at the federal and state regulatory levels,

•       the potential loss of large-volume industrial customers due to bypass (bypass occurs when a natural gas customer connects directly to an interstate pipeline and “bypasses” the local gas distribution company) or the shift by these customers to special competitive contracts at lower per-unit margins,

•       exposure to environmental cleanup requirements,

•       economic and capital market conditions, and

•       changes in the availability and price of natural gas.

All of these factors are difficult to predict and many are beyond our control. In light of these risks and uncertainties, the forward-looking events discussed or incorporated by reference in this prospectus or any prospectus supplement might not occur. When used in our documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “goal” or similar words are intended to identify forward-looking statements. Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CASCADE NATURAL GAS CORPORATION

Cascade Natural Gas Corporation was incorporated in the state of Washington in 1953. We distribute natural gas to customers in the states of Washington and Oregon. As of June 30, 2001, we served approximately 191,000 customers in those states. Customers in Washington account for approximately 75% of our gas distribution revenues.

As of June 30, 2001, we served approximately 163,000 residential customers, 27,700 commercial customers, and 757 industrial and other customers. Residential, commercial and most small industrial customers are generally core customers, who take traditional bundled natural gas service, including supply, peaking service, and upstream interstate pipeline transportation. Non-core customers are generally large industrial and institutional customers who have chosen unbundled service, meaning that they select from among several supply and upstream pipeline transportation options, independent of our distribution service.

Our executive offices are located at 222 Fairview Avenue North, Seattle, Washington 98109. Our telephone number is (206) 624-3900.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available at the SEC’s website at http://www.sec.gov. You may read and copy these materials at prescribed rates at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the SEC’s public reference room.

Our common stock and preferred stock purchase rights are listed and traded on the New York Stock Exchange (symbol: CGC). Accordingly, our SEC filings and other information about us can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” certain information that we file with them separately. This means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus. Any information that we file with the SEC after the date of this prospectus as part of an incorporated document will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following previously-filed documents, which contain important information about us and our financial condition:

1.                Our Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

2.                Our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2000, March 31, 2001 and June 30, 2001.

3.                The description of our common stock and related preferred stock purchase rights included in our Current Report on Form 8-K filed July 19, 1996, and the exhibits to that report.

We also incorporate by reference any additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but prior to the termination of this offering.

You may request a copy of any document incorporated by reference, excluding exhibits (unless the exhibit is specifically incorporated by reference into the document), at no cost, by writing or telephoning J.D. Wessling, Senior Vice President—Finance and Chief Financial Officer, Cascade Natural Gas Corporation, 222 Fairview Avenue North, Seattle, Washington 98109 (telephone 206-624-3900).

You should only rely on the information contained in this prospectus or any prospectus supplement or any document incorporated by reference. We have not authorized anyone to provide you with any different information.

We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by us pursuant to this prospectus for general corporate purposes, which may include the refinancing of short-term debt. The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.

RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

The following table sets forth our consolidated ratios of earnings to fixed charges, and to combined fixed charges and preferred dividend requirements, for the twelve-month period ended June 30, 2001, and for each of our fiscal years in the five-year period ended September 30, 2000:

	Twelve months ended	Year ended September 30,
	June 30, 2001	2000	1999	1998	1997	1996
	(unaudited)
Ratio of Earnings to Fixed Charges	3.44	3.12	3.00	2.42	2.68	2.17
Ratio of Earnings to Combined Fixed Charges and Preferred Dividend Requirements	3.44	3.12	2.80	2.26	2.48	2.01

For purposes of computing the consolidated ratios, “earnings” represent our net income from continuing operations plus applicable income taxes and fixed charges, and “fixed charges” represent interest expense, amortization of debt discount, premium and expense, and a portion of lease payments considered to represent an interest factor. For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, “earnings” represent net income available for common shareholders, and pre-tax preferred stock dividend requirements are added to “fixed charges”. As of June 30, 2001, we did not have any preferred stock outstanding and consequently the ratio of earnings to combined fixed charges and preferred dividend requirements is identical to the ratio of earnings to fixed charges for that date.

DESCRIPTION OF DEBT SECURITIES

We may offer and sell debt securities from time to time in one or more distinct series consisting of debentures, notes or other unsecured debt. This section summarizes the material terms of the debt securities that we anticipate will be common to all series. Most of the financial and other terms of any series of debt securities that we offer and any differences from the common terms described in this prospectus will be described in the prospectus supplement. The prospectus supplement will describe the terms relating to any series of debt securities to be offered in greater detail, and may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to the particular series of debt securities being offered differs from this prospectus, you should rely on the information in the prospectus supplement.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, a document called an “indenture” will govern any debt securities that we issue. An indenture is a contract between us and a financial institution acting as trustee on your behalf. We have entered into an indenture relating to any debt securities that we issue with The Bank of New York, who will act as trustee. The indenture will be subject to the Trust Indenture Act of 1939. The trustee has the following two main roles:

•       subject to some limitations described later in this prospectus, the trustee can enforce your rights against us if we default, and,

•       the trustee will perform certain administrative duties for us, which, subject to arrangements relating to global securities, include sending you interest payments and notices.

Because this section is a summary of the material terms of the indenture, it does not describe every aspect of the debt securities. We urge you to read the indenture because it, and not this description, will define your rights as a holder of debt securities. We have filed or will file the indenture and any supplements to it as exhibits to the registration statement or periodic reports that we have filed or will file with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of the indenture and any supplements and other related documents for more complete information with respect to the debt securities of any series.

General

The debt securities may be issued under the indenture from time to time in one or more series. We may issue additional series of debt securities under the indenture with terms different from those of other series of debt securities already issued under the indenture. Without the consent of the holders of outstanding debt securities, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the series was otherwise limited in aggregate principal amount when created. Although the aggregate principal amount of debt securities offered by this prospectus will be limited to $150,000,000, the indenture does not contain any limitations on the aggregate principal amount of debt securities that may be issued under it at any time.

The debt securities will be our unsecured obligations and will rank equally and ratably with all of our other unsecured and unsubordinated debt, including any securities outstanding under the indenture. As of June 30, 2001, we had $125,000,000 of securities outstanding under the indenture, consisting solely of our Medium Term Notes, which have been issued in different tranches and, therefore, have varying interest rates and maturities.

You should read the prospectus supplement for the terms of the series of debt securities offered by that prospectus supplement, including, among other things, the terms described below. Our board of directors will establish the following terms of a series of debt securities before issuance of the series pursuant to a board resolution or other authorized means under the indenture:

                                  (1)  the specific title of the series of debt securities to be offered;

                                  (2)  any limit on the aggregate principal amount of the offered series of debt securities;

                                  (3)  the person to whom any interest on the offered series of debt securities will be payable, if other than the person in whose name that debt security is registered at the close of business on the regular record date for such interest;

                                  (4)  the date or dates on which the principal of and premium (if any) on the offered series of debt securities is payable;

                                  (5)  the rate or rates at which the offered series of debt securities will bear interest, if any, or the method that will be used to determine such rate or rates, and the date or dates from which any interest will accrue, the date or dates for payment of any interest payable, the regular record dates (if any) for determination of the recipient of any interest payable, and the rate or rates (if any) at which interest payable on overdue installments of interest shall be calculated;

                                  (6)  the place or places where the principal, premium (if any) and interest (if any) on the offered series of debt securities will be payable, and the method of such payment;

                                  (7)  the period or periods within which, the price or prices at which, and the terms and conditions upon which the offered series of debt securities may be redeemed, in whole or in part, at our option;

                                  (8)  our obligation, if any, to purchase or redeem the offered series of debt securities under any sinking fund or analogous provision or at the option of holders of those securities and the period or periods within which, the price or prices at which, and the terms and conditions upon which the offered series of debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

                                  (9)  the denominations in which the offered series of debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

                           (10)  whether the offered series of debt securities will be issuable in whole or in part in the form of one or more global securities and, if so, the securities depository or depositories for such global security or securities and the circumstances under which any such global security or securities may be registered for transfer or exchange, or authenticated and delivered, in the name of a person other than such depository or its nominee, other than as set forth in the indenture; provided that payment of any interest due on global securities will be made to the depository for global securities for distribution to beneficial holders;

                           (11)  if other than the principal amount thereof, the portion of the principal amount of the offered series of debt securities which shall be payable upon a declaration of acceleration of maturity;

                           (12)  any events of default in addition to those provided in the indenture; and

                           (13)  any other terms or provisions of the offered series of debt securities not inconsistent with the provisions of the indenture.

There is no requirement that we issue future debt securities under the indenture, and we may use other indentures or documentation containing different provisions in connection with future issuances of our debt.

We may issue one or more series of debt securities under the indenture with credit enhancement. We will describe any credit enhancement applicable to a series of debt securities, including its terms and conditions and the party or parties providing it, in the prospectus supplement relating to that issue of debt securities.

We may issue the debt securities as “original issue discount securities,” which are debt securities, including any zero-coupon debt securities, that are issued and sold at a substantial discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the United States federal income tax consequences and other considerations applicable to any original issue discount securities in the prospectus supplement relating to that issue of debt securities.

Unless otherwise indicated in the prospectus supplement, the covenants contained in the indenture and the debt securities would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders.

Global Securities—The Depository Trust Company

We will issue each debt security under the indenture in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Each debt security issued in book-entry only form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select to act as depository. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York (DTC) will be the depository for all debt securities issued in book-entry only form.

So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the indenture, including any notices and voting. Except in the circumstances described below, the owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities and will not be considered the registered holder thereof under the indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such debt security.

Global securities may be exchanged in whole for certificated securities only if:

(1)         the depository notifies us that it is unwilling or unable to continue as depositary for the global securities or the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we thereupon fail to appoint a successor depository within 90 days;

(2)         we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated securities; or

(3)         there shall have occurred and be continuing an event of default with respect to the debt securities of any series.

In any such case, we have agreed to notify the trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing debt securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such debt securities.

Debt securities not issued in global form will be issued only in fully registered form, without interest coupons, and, unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000. Holders may exchange their debt securities that are not in global form for debt securities of the same series in different authorized denominations, as long as the total aggregate principal amount is not changed.

The following is based solely on information furnished by DTC:

DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC’s partnership nominee. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing corporation” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for such purchases of global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmations from DTC of their purchase, but beneficial owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of global securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited, who may or may not be the beneficial owners. The participants will remain responsible for keeping accounts of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If the global securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Principal, interest and premium payments on the global securities will be made to DTC in immediately available funds. DTC’s practice is to credit direct participants’ accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premium (if any) on debt securities represented by global securities to DTC is the responsibility of the trustee and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC. We believe that the information is reliable, but we take no responsibility for its accuracy.

The underwriters, dealers or agents of any debt securities may be direct participants of DTC.

Neither we, the trustee nor any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in that global security or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Exchange, Registration and Transfer

Debt securities may be registered, or exchanged for other debt securities with similar terms and principal amount, at the office of the trustee or at any agency we maintain for such purpose. We have discretion to appoint or remove any transfer agent.

We will not be required to issue, exchange or register a transfer of (i) any debt securities of any series for a period of 15 days next preceding the mailing of the notice of any redemption of those debt securities, or (ii) any series selected, called or being called for redemption except, in the case of any series to be redeemed in part, the portion thereof not to be so redeemed.

Holders may exchange or transfer their debt securities at the office of the trustee. We will appoint the trustee to act as our agent for affecting these exchanges or transfers. We may at any time or from time to time appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in the prospectus supplement. We may at any time or from time to time appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If a debt security is issued as a global security, only the depository as the sole holder of the debt security will be entitled to transfer and exchange the debt security as described in this prospectus under “Global Securities—The Depository Trust Company.”

Payment and Paying Agents

The principal, premium (if any) and interest (if any) on debt securities of a particular series not represented by a global security will be payable at the office or agency of the paying agent or paying agents as we may designate from time to time, provided that, at our option, interest, other than interest due at maturity, may be paid by check mailed to the holders entitled to payment at their last registered address. The trustee is initially designated as our sole paying agent and the principal corporate trust office of the trustee, in New York, New York, is initially designated as the office where the debt securities of any series may be presented for payment, for the registration of transfer and for exchange and where notices and demands to or upon us in respect of the debt securities or of the indenture may be served. Unless otherwise indicated in the applicable prospectus supplement, interest payments shall be made to the person in whose name any debt security of a particular series is registered at the close of business on the record date with respect to an interest payment date. All moneys paid by us to the trustee or a paying agent for the payment of principal, premium (if any) or interest (if any) on any debt security of any series which remain unclaimed at the end of two years after payment was due will be repaid to us, and the holder of such debt security will thereafter look only to us for payment.

Redemption

Any terms for the optional or mandatory redemption of the debt securities of any particular series will be set forth in the applicable prospectus supplement. Except as otherwise provided in the applicable prospectus supplement, debt securities of any particular series will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption. This notice of redemption shall state, among other things, the date and redemption price, the place at which the debt securities of that series can be surrendered for payment of the redemption price, and whether the redemption is for a sinking fund. If less than all of the debt securities of any series are to be redeemed, the trustee shall select the particular debt securities to be redeemed in such manner as it deems fair and appropriate.

Debt securities of any particular series selected for redemption will become due and payable at the redemption price on the redemption date as specified in the notice to holders. Upon surrender, a debt security selected for redemption will be paid at the redemption price, together with accrued interest (if any) to the redemption date, and if any payment is not made on surrender, the principal and premium (if any) will accrue interest from the redemption date until payment at the rate specified at the issuance of that debt security. Unless we default in the payment of the applicable redemption price, the debt securities of the series to be redeemed, or any portion thereof, will cease to bear interest on the applicable redemption date for that series.

Limitation on Liens

We will not create, assume, incur or permit to exist, any mortgage, lien, pledge or other charge or encumbrance of any kind upon any of our properties or assets, subject to certain exceptions, without making effective provisions to secure equally and ratably the debt securities then outstanding and other indebtedness entitled to be so secured, except that we may, without so securing the debt securities, create, assume, incur or permit to exist:

•       pledges of any assets to secure a stay or discharge in connection with a legal proceeding in which we are a party,

•       liens arising by reason of deposits made in connection with contracts or leases to which we are a party,

•       liens of taxes or assessments demanded by any governmental authority that we contest in good faith or which are required as a condition to transact business or exercise a privilege, license or similar right,

•       liens on assets which are in favor of the United States of America, any state, or any instrumentality thereof, and which secure industrial revenue bonds, so long as such bonds are used to finance the construction or improvement of such asset,

•       liens arising in the ordinary course of business which do not secure indebtedness or any obligation in excess of $25,000,000 and do not, in the aggregate, materially detract from the value of our assets or impair their use,

•       pledges of our assets in connection with the incurrence of indebtedness (under circumstances not otherwise excepted under this covenant) in aggregate principal amount not exceeding 3% of our net tangible utility assets at any time outstanding, and

•       any excepted encumbrances set forth in the indenture.

Consolidation, Merger or Sale

We will not consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our assets to any person, firm or corporation unless

•       either we shall be the continuing corporation or the successor corporation (if other than us) shall be a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and such corporation shall expressly assume, by supplemental indenture, the due and punctual payment of the principal, premium (if any) and interest (if any) on all the debt securities outstanding under the indenture and the performance of all of our covenants under the indenture,

•       we or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such conveyance, transfer or lease, be in default in the performance of any covenant or condition in the indenture, and

•       we have delivered to the trustee an officers’ certificate and an opinion of counsel as provided in the indenture.

Defaults and Rights of Acceleration

The following are events of default under the indenture with respect to any series of debt securities:

•       default in the payment of the principal or premium (if any) on any of the debt securities of that series within three business days after the principal becomes due and payable;

•       default in the payment of any installment of interest upon any of the debt securities of that series when due and payable, and continuance of a default for a period of 60 days;

•       failure to perform or any breach of our covenants for a period of 90 days after written notice of such failure has been given as provided in the indenture;

•       a default under any of our other outstanding debt instruments (including debt securities of any series) which constitutes a failure to pay more than $10,000,000 in principal amount of that debt when due, or which results in the acceleration of more than $10,000,000 in principal amount of that debt, if the default is not remedied by us within 10 days from receipt of written notice by us as provided in the indenture;

•       certain events in bankruptcy, insolvency or other similar occurrences; or

•       any other event of default set forth in the applicable prospectus supplement.

An event of default with respect to a particular series of debt securities does not necessarily constitute an event of default with respect to the debt securities of any other series issued under the indenture.

The indenture provides that if an event of default described above with respect to a particular series of debt securities occurs and is continuing where the principal amount of all the debt securities of that series has not already become due and payable, either the trustee or the holders of at least 33% in aggregate principal amount of the debt securities of that series, by written notice to us (and to the trustee if given by security holders), may declare the principal amount of that series of debt securities (or, with respect to original issue discount debt securities, such lesser amount as may be specified in the terms of such debt securities) to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the trustee or the holders of at least 33% in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, may make such declaration, and not the holders of any one series. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

The applicable prospectus supplement may provide, with respect to a series of debt securities to which credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all or any part of the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.

At any time after a declaration of acceleration with respect to the debt securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to the declaration of acceleration will, upon written notice to us and the trustee by the holders of a majority in aggregate principal amount of the debt securities of that series, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if

•       we have paid or deposited with the trustee a sum sufficient to pay:

(1)          all overdue interest on all debt securities of that series;

(2)          the principal of and any premium on any debt securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the debt securities of that series;

(3)          interest upon overdue interest at the rate prescribed in the debt securities of that series, to the extent payment is lawful; and

(4)          all amounts due to the trustee under the indenture; and

•       any other event of default with respect to the debt securities of that series, other than the failure to pay the principal of the debt securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the indenture.

If an event of default has occurred and is continuing with respect to more than one series of debt securities, the trustee or the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, voting as one class, and not the holders of any one series of debt securities, may rescind and annul such declaration of acceleration. No recission will affect any subsequent default or impair any other rights under the indenture.

The indenture includes provisions as to the duties of the trustee in case an event of default occurs and is continuing. Consistent with these provisions, the trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, voting as one class, shall have this right, and not the holders of any one series of debt securities.

No holder of debt securities of any series may institute any proceeding regarding the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless

•       the holder has previously given to the trustee written notice of a continuing event of default of that particular series;

•       the holders of a majority in principal amount of the outstanding debt securities of all series with respect to which an event of default is continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding as trustee; and

•       the trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the request within 60 days after notice, request and offer of reasonable indemnity.

The preceding limitations do not apply, however, to a suit instituted by a holder of a debt security of any series for the enforcement of payment of the principal of or any premium or interest on the debt securities of that series on or after the applicable due date stated in the debt securities of that series.

Under the Trust Indenture Act of 1939, the trustee must give the holders of each series of debt securities notice of all uncured defaults with respect to their series within 90 days after occurrence; provided that, except in the case of default in the payment of principal, premium (if any) or interest on any of the debt securities of a particular series, the trustee may withhold notice if it determines in good faith that it is in the interests of the holders of the debt securities of that series.

We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Modification of the Indenture; Waiver

The indenture contains provisions permitting us and the trustee, with the consent of the holders of a majority in aggregate principal amount outstanding of each series of debt securities to be affected, to enter into indentures supplemental to or modifying the indenture or the rights of the holders of that series of debt securities. We cannot, however, without the consent of each affected holder of debt securities, enter into any supplemental indenture that would

•       change the maturity of the principal of, or any installment of principal of or interest on, any debt securities;

•       reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

•       reduce any premium payable upon the redemption of the debt securities;

•       reduce the amount of the principal of any debt security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

•       change the currency or other property in which a debt security or premium or interest on a debt security is payable;

•       impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any debt securities;

•       reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable indenture, or reduce the requirements for quorum or voting; or

•       modify provisions of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to debt securities of any series.

Without the consent of any holders of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•       to evidence the succession of another corporation to us and the assumption by the successor corporation of our covenants, agreements and obligations pursuant to the indenture;

•       to add to our covenants for the protection of the holders of any series of debt securities or to surrender any of our rights or powers;

•       to add any additional events of default with respect to any series of debt securities;

•       to modify or add to the provisions of the indenture to such extent as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act;

•       to evidence and provide for the acceptance and appointment hereunder of a successor trustee with respect to the debt securities of one or more series and to add or change any provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•       to change or eliminate any provision of the indenture which does not benefit or protect any then outstanding series of debt securities;

•       to provide collateral security for the debt securities;

•       to cure any ambiguity or inconsistency or make any other provisions with respect to matters or questions arising under the indenture; provided that such provisions do not adversely affect the interests of the holders of the debt securities in any material respect; or

•       to establish the form or terms of debt securities as permitted by the indenture.

The trustee is authorized by the indenture to execute any authorized supplemental indenture and to make any appropriate agreements and stipulations contained in any supplemental indenture. The trustee shall not be obligated to enter into any supplemental indenture that adversely affects the trustee’s own rights, duties or immunities under the indenture or otherwise. No supplemental indenture shall be effective as against the trustee unless and until it has been duly executed and delivered by the trustee.

The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of that series, waive any past default under the indenture, except a default (1) in the payment of principal, premium (if any) or interest (if any) on any debt security of that series, or (2) in respect of a covenant or provision of the indenture which cannot be modified or amended under the indenture without the consent of the holder of each outstanding debt security of that series affected.

If a past default has occurred with respect to more than one series of debt securities, the trustee or the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, voting as one class, and not the holders of any one series of debt securities, may waive such past default.

Satisfaction and Discharge

Under the indenture, we will be discharged from any and all obligations in respect of the debt securities of any series (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the trustee, in trust, money, government obligations, or a combination thereof, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and premium (if any) and interest on, debt securities of such series on the dates such payments are due in accordance with the terms of those debt securities. This defeasance and discharge will become effective after we have, among other things, delivered to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities of such series to recognize income, gain or loss for United States federal income tax purposes, or a copy of a ruling or other formal statement or action to that effect received from or published by the United States Internal Revenue Service.

We must also pay or cause to be paid all other sums payable by us under the indenture with respect to the series, and then the indenture shall cease to be of further effect with respect to that series, and the trustee, on our demand and at our cost and expense, shall execute proper instruments acknowledging this satisfaction and discharge. We agree to reimburse the trustee for any of its costs or expenses reasonably and properly incurred in connection with the indenture or the debt securities of that series after the satisfaction and discharge.

Notices

Any notice or demand required or permitted to be given or served by the trustee or by the holders of debt securities to or on us may be given or served by postage prepaid first class mail addressed (until another address is filed by us with the trustee) as follows: Cascade Natural Gas Corporation, 222 Fairview Avenue N., Seattle, Washington 98109, Attention: J.D. Wessling, Vice President—Finance, Chief Financial Officer.

Any notice, direction, request or demand by any holder of the debt securities to or upon the trustee shall be deemed to have been sufficiently given or made, if given or made in writing at the principal corporate trust office of the trustee at its Corporate Trust Office, Attention: Corporate Trust Trustee Administration.

Any notice to be given to the holders of the debt securities shall be deemed to have been sufficiently given if in writing and sent by postage prepaid first class mail to the addresses of such holders as they appear in the debt security register.

Replacement of Debt Securities

In case any debt security shall become mutilated or be destroyed, lost or stolen, we, in the case of a mutilated debt security shall, and in the case of a lost, stolen or destroyed debt security may in our discretion, provide a new debt security of the same series. The applicant for a substituted debt security shall furnish to us and the trustee any security or indemnity required by them to save each of us harmless, as well as evidence of the destruction, loss or theft of such debt security and of their ownership. We may require the payment of a sum sufficient to cover any tax, governmental charge or other charges that may be imposed in relation to the issuance of a substituted debt security.

Governing Law

The indenture is and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Subject to the provisions of the indenture relating to its duties, the trustee will be under no obligation to expend or risk its own funds or to incur any personal financial liability in the performance of its duties under the indenture, or to exercise any of its rights or powers under the indenture, if there are reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms of our preferred stock to which any prospectus supplement may relate. Certain terms and any differences from the common terms described below of any series of our preferred stock offered by any prospectus supplement will be described in that prospectus supplement. The provisions of our preferred stock described below are not complete. You should refer to our Restated Articles of Incorporation and any certificate of amendment to our Restated Articles of Incorporation or certificate of designations that we file with the SEC in connection with any offering of our preferred stock.

General

Under our Restated Articles of Incorporation, our board of directors has the authority, without further shareholder action, to issue from time to time preferred stock in one or more series and for such consideration as may be fixed from time to time by our board of directors. Our board also has the authority to fix and determine, in the manner provided by law, the relative rights and preferences of the shares of any series so established, such as dividend and voting rights. Our Restated Articles of Incorporation authorize 1,000,000 shares of preferred stock, $1.00 par value, of which 110,000 shares of Series Z Junior Participating Preferred Stock are reserved for future issuance. See “Description of Common Stock—Preferred Stock Purchase Rights” below. As a result, we have 890,000 shares of our preferred stock authorized and available for issuance as of the date of this prospectus. Prior to the issuance of each new series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock.

Any new series of preferred stock will have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise specified in the applicable prospectus supplement. You should read the prospectus supplement relating to the particular series of preferred stock offered for specific terms, including:

•       the designation, stated value and liquidation preference of that preferred stock and the number of shares offered;

•       the initial public offering price at which the preferred stock will be issued;

•       the dividend rate or rates (or method of calculation), the dividend periods, the date on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if any dividends are cumulative, the dates from which dividends will begin to accumulate;

•       any redemption or sinking fund provisions;

•       any conversion provisions; and

•       any additional rights, preferences, privileges, qualifications, limitations and restrictions of the preferred stock.

No shares of our preferred stock are currently outstanding. Our preferred stock will, when issued, be fully paid and nonassessable and have no preemptive rights.

Preferred stock could be issued quickly with terms that could delay or prevent a change of control or make the removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock and may adversely affect the voting and other rights of the holders of our common stock.

Ranking

Any series of our preferred stock will, with respect to dividend rights and rights on liquidation, winding up or dissolution, rank:

•       senior to all classes of our common stock and to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank junior to that preferred stock;

•       equally with all equity securities issued by us, the terms of which specifically provide that the equity securities will rank equally with that preferred stock; and

•       junior to all equity securities issued by us, the terms of which specifically provide that the equity securities will rank senior to that preferred stock.

Dividends

The holders of our preferred stock will be entitled to receive, when, as and if declared by our board of directors, dividends at such rates and on such dates as will be specified in the applicable prospectus supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable prospectus supplement. Dividends will be payable to the holders of record as they appear on our stock records on such record dates as will be fixed by our board. Dividends may be paid in the form of cash, preferred stock (of the same or a different series) or our common stock, in each case as specified in the applicable prospectus supplement.

Dividends on any series of our preferred stock may be cumulative or noncumulative, as specified in the applicable prospectus supplement. If the dividends on a series of our preferred stock are noncumulative and our board of directors fails to declare a dividend payable on a dividend payment date, then the holders of such preferred stock will have no right to receive a dividend with respect to the dividend period relating to such dividend payment date, and we will not be obligated to pay the dividend accrued for such period, whether or not dividends on such preferred stock are declared or paid on any future dividend payment dates.

We will not declare or pay or set apart for payment any dividends on any series of our preferred stock that rank, as to dividends, on a parity with or junior to the outstanding preferred stock of any series unless (1) if such outstanding preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on such preferred stock for all dividend periods terminating on or prior to the date of payment of any such dividends on such other series of the preferred stock or (2) if such outstanding preferred stock is noncumulative preferred stock, full dividends for the then-current dividend period on such preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment.

Until full dividends are paid (or declared and payment is set aside) on our preferred stock ranking equal as to dividends, then:

•       we will declare any dividends pro rata among the preferred stock of each series and any preferred stock ranking equal to such preferred stock as to dividends (i.e., the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock (which will not, if such preferred stock is noncumulative preferred stock, include any accumulation in respect of unpaid dividends of prior dividend periods) bear to each other);

•       other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock as to dividends or upon liquidation (except dividends on common stock payable in common stock, dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation and cash in lieu of fractional shares in connection with such dividends); and

•       we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) our common stock or any other securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation (except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation).

We will not owe any interest, or any money in lieu of interest, on any dividend payment on any series of the preferred stock that may be past due.

Redemption

A series of our preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices specified in the applicable prospectus supplement. Redeemed shares of our preferred stock will become authorized but unissued shares of preferred stock that we may issue in the future.

The prospectus supplement relating to a series of our preferred stock that is subject to mandatory redemption will specify the number of shares of such preferred stock that we will redeem each year and the redemption price per share. If shares of our preferred stock are redeemed, we will pay all accrued and unpaid dividends on such shares (which will not, if such preferred stock is noncumulative preferred stock, include any accumulation in respect of unpaid dividends for prior dividend periods) up to but excluding the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for our preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of such preferred stock may provide that, if no such capital stock will have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock will automatically and mandatorily be converted into shares of our applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

If fewer than all the outstanding shares of our preferred stock of any series are to be redeemed, our board will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot or by any other method as may be determined by our board.

Even though the terms of a series of cumulative preferred stock may permit redemption of that preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

•       we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding preferred stock of that series; and

•       we will not purchase or otherwise acquire any preferred stock of that series.

The prohibition discussed in the preceding sentence will not prohibit us from purchasing or acquiring preferred stock of that series pursuant to a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

Conversion Rights

The prospectus supplement relating to a series of convertible preferred stock will describe the terms, if any, on which shares of such series are convertible into our common stock.

Rights Upon Liquidation

Unless the applicable prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of our preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of our common stock or any other class or series of shares ranking junior to such preferred stock upon liquidation, liquidating distributions in the amount of the liquidation preference of such preferred stock plus accrued and unpaid dividends (which will not, if such preferred stock is noncumulative preferred stock, include any accumulation in respect of unpaid dividends for prior dividend periods). If we voluntarily or involuntarily liquidate, dissolve or wind up our business and the amounts payable with respect to our preferred stock of any series and any of our other securities ranking equal as to any such distribution are not paid in full, the holders of such preferred stock and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of our preferred stock of any series will not be entitled to any further participation in any distribution of our assets.

Voting Rights

Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of our preferred stock will not be entitled to vote. If the holders of a series of our preferred stock are entitled to vote and the applicable prospectus supplement does not state otherwise, each such share will be entitled to one vote on matters on which holders of such series of preferred stock are entitled to vote. For any series of our preferred stock having one vote per share, the voting power of such series, on matters on which holders of such series and holders of other series of our preferred stock are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of preferred stock.

Unless we receive the consent of the holders of an outstanding series of preferred stock and the outstanding shares of all other series of preferred stock which (i) rank equal with such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business and (ii) have voting rights that are exercisable and that are similar to those of such series, we will not:

•       authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such outstanding preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

•       amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our Restated Articles of Incorporation or of the resolutions contained in any certificate of designations creating such series of preferred stock so as to materially and adversely affect any right, preference, privilege or voting power of such outstanding preferred stock.

This consent must be given by the holders of a majority of all such outstanding preferred stock described in the preceding sentence, voting together as a single class. We will not be required to obtain this consent with respect to the actions listed in the second bullet point above, however, if we only (1) increase the amount of the authorized preferred stock, (2) create and issue another series of preferred stock, or (3) increase the amount of authorized shares of any series of preferred stock, if such preferred stock in each case ranks equal with or junior to the preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

DESCRIPTION OF COMMON STOCK

The following statements summarize certain provisions of the Restated Articles of Incorporation. This summary does not purport to be complete and is qualified in its entirety by reference to the Restated Articles of Incorporation, which are filed as an exhibit to the registration statement of which this prospectus is a part.

General

Our Restated Articles of Incorporation authorize the issuance of 15,000,000 shares of common stock, with 11,045,095 shares issued and outstanding as of June 30, 2001. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “CGC.” Any additional common stock we issue will also be listed on the NYSE.

Dividends

After the payment of all preferential dividends on shares of any preferred stock, if any, holders of the common stock are entitled to dividends when and as declared by our board of directors. Our bank loan agreements contain provisions requiring maintenance of a minimum net worth. Under these provisions, approximately $23,253,000 was available for dividends on the common stock at June 30, 2001.

Voting Rights

Except as described below and except as otherwise provided by law, holders of the common stock have exclusive voting power and are entitled to one vote for each share held of record. Approval of matters brought before the shareholders requires the affirmative vote of a plurality of the shares of common stock present and voting, except as otherwise required by law or by the Restated Articles of Incorporation in the case of certain business combinations. The holders of common stock are entitled to cumulate their votes in electing directors.

Liquidation Rights

In the event we liquidate, dissolve or wind up our business, the holders of the common stock are entitled to receive pro rata all of our assets, if any, remaining after payment of all debt and payment to the holders of any outstanding preferred stock of the full preferential amounts fixed for such stock.

Changes in Control and Business Combinations

The Restated Articles of Incorporation and Washington law contain certain provisions that may have the effect of delaying or discouraging a hostile takeover of our company. Article XII of the Restated Articles of Incorporation provides that certain business combinations involving us and any person who is or who has announced a plan to become the beneficial owner of 10% or more of the outstanding common stock (an “Interested Shareholder”), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock which are not owned by the Interested Shareholder or its affiliates. The 80% voting requirement does not apply in the case of a business combination which provides for conversion of common stock into cash, securities or property with a fair market value not less than the highest per share price paid by the Interested Shareholder or its affiliates for any of their shares of common stock or, under certain circumstances, if the business combination is approved by our board of directors.

In addition, Chapter 23B.19 of the Washington Business Corporation Act prohibits certain Washington corporations, including us, from engaging in certain significant business transactions, such as a merger, share exchange or consolidation, sale, exchange or mortgage of significant assets, or termination of more than 5% of the employees of such a corporation, for a period of five years following an acquiring person’s acquisition of beneficial ownership of 10% or more of the outstanding voting shares of such corporation, unless the significant business transaction or the purchase of such shares is approved in advance of the share acquisition by a majority of the members of the board of directors of such corporation.

Preferred Stock Purchase Rights

In May 1993, we distributed to holders of common stock rights to purchase shares of Series Z Preferred Stock on the basis of one right for each share of common stock. Each share of common stock offered will, upon issuance, be accompanied by one right. The rights may not be exercised and will be attached to and trade with shares of common stock until the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that there has been a “Share Acquisition,” i.e., that a person or group (other than us and certain other persons) has acquired or obtained the right to acquire 20% or more of the outstanding common stock and (ii) the tenth business day following the commencement or announcement of certain offers to acquire beneficial ownership of 30% or more of the outstanding common stock. Subject to restrictions on exercisability while the rights are redeemable as discussed below, each right entitles the holder to buy from us one one-hundredth of a share of Series Z Preferred Stock at a price of $85, subject to adjustment. Upon the occurrence of a Share Acquisition, and provided that all necessary regulatory approvals have been obtained, each right will thereafter entitle the holder (other than the acquiring person or group and transferees) to buy from us for $85 shares of common stock having a market value of $170, subject to adjustment.

Until a right is exercised, the holder of a right will not by virtue of such right have any rights as a shareholder, including, without limitation, the right to vote or to receive dividends. There is no assurance that all regulatory approvals for the exercise of the rights or the issuance of the underlying securities could be obtained in a timely fashion or at all.

Furthermore, prior to the Distribution Date, we may, without the consent of holders of the rights, amend the rights in any manner, including amendments which result in the cancellation of the rights. Until the tenth day following a Share Acquisition, we may redeem all outstanding rights at a redemption price of $.01 per right, subject to adjustment. During the period that the rights are subject to redemption, they are not exercisable.

Accordingly, no purchaser of shares of common stock should buy such shares with the expectation that the rights will be of material benefit to the holders of common stock.

The rights have certain antitakeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not sanctioned by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination sanctioned by our board of directors at a time when the rights are redeemable.

This description of the rights is subject to and qualified by reference to the Rights Agreement dated as of March 19, 1993 (which was filed as Exhibit 2 to our registration statement on Form 8-A dated April 21, 1993), and the First Amendment to Rights Agreement dated as of June 15, 1993 (which was filed as Exhibit 4 to our quarterly report on Form 10-Q for the quarter ended June 30, 1993). A more complete description of the rights is set forth in Exhibit 99 to our Current Report on Form 8-K filed July 19, 1996, which description has been incorporated by reference in this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is The Bank of New York, New York, New York.

Miscellaneous

All shares of common stock presently outstanding are fully paid and non-assessable and the shares of common stock offered by this prospectus, upon issuance and payment therefor, will be fully paid and non-assessable. Holders of common stock have no preemptive or similar rights to subscribe for our additional securities.

PLAN OF DISTRIBUTION

General

We may sell the securities offered by this prospectus in any of three ways:

•       through underwriters or dealers;

•       through agents; or

•       directly to a limited number of institutional purchasers or to a single purchaser.

The prospectus supplement for the securities we sell will describe that offering, including:

•       the name or names of any underwriters;

•       the purchase price and proceeds to us from that sale;

•       any underwriting discounts and other items constituting underwriters’ compensation; and

•       any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters

If we use underwriters in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we offer. Unless otherwise provided in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to convey syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Agents

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act of 1933, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

Listing

Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on any securities exchange, except for our common stock, which is listed on the New York Stock Exchange, and any underwriters or dealers will not be obligated to make a market in these securities. We cannot predict the activity or liquidity of any trading in these securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters will be passed upon for us by Hillis Clark Martin & Peterson, P.S., Seattle, Washington, and for any underwriters, dealers or agents by Pillsbury Winthrop LLP, New York, New York. Pillsbury Winthrop LLP represents us from time to time in connection with regulatory proceedings before the Federal Energy Regulatory Commission.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended September 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated in this prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$15,000,000

5.21% Notes due September 1, 2020

Prospectus Supplement

A.G. EDWARDS

August 29, 2005